Exhibit 99.1

Contacts: Jan E. Chason (Financial)             Laura Heeb (Media)
          CONNECTIVCORP                         HIGHWATER GROUP PR
          (732)  225-8910                       (212) 338-0077  x.  15
          jchason@majescosales.com              laura@highwatergroup.com

                              FOR IMMEDIATE RELEASE

                   CONNECTIVCORP COMPLETES MERGER WITH MAJESCO

EDISON, NJ, December 8, 2003 - ConnectivCorp (OTCBB: CTTV) today announced the completion of its previously announced merger with Majesco Sales, Inc. a rapidly growing publisher of interactive entertainment software. Under terms of the merger agreement, Majesco shareholders were issued common and preferred stock representing approximately 80 percent of ConnectivCorp, on a fully diluted basis. Majesco will continue its operations as a wholly owned subsidiary and the sole business operations of ConnectivCorp, and has effectively become a publicly traded company, currently trading on the OTC Bulletin Board under the symbol "CTTV." It is intended that ConnectivCorp will change its name to Majesco Holdings, Inc. and receive a new trading symbol in connection with the name change. As of the closing of the merger, Jesse Sutton, the current Majesco president, began serving as ConnectivCorp's Chief Executive Officer, with Morris Sutton serving as its Chairman.

"The advantages of this merger and having access to the public markets will enable Majesco to raise its profile, and secure additional funding to enhance its product lineup and expand its product development capabilities," said Morris Sutton, Chairman. "Jesse's promotion to chief executive officer of a public company is the culmination of over 17 years of dedication to and growth of Majesco, and acknowledges the significant accomplishments achieved by him during this time."

In announcing the merger, Elliot Goldman and Robert Ellin, former President & CEO and Chairman, respectively, of ConnectivCorp made the following joint statement: "We are extremely pleased and proud that ConnectivCorp was able to finalize a merger with a company having the successful past and bright future of Majesco. This move represents a meaningful development for all ConnectivCorp shareholders."

                                     -more-



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Prior to the merger,  Majesco was one of the largest  privately owned video game publishers in the United States with net revenues in fiscal 2002 of $50 million.
Known   historically  for  pioneering  the  value  market  and  for  its  strong relationships with many of America's largest retailers, Majesco has positioned itself as a leading developer, publisher and distributor due in part to its experienced management team, strong lineup of product and relationships with high-profile development studios. The Company plans on releasing Advent Rising, the first in a trilogy of intergalactic action/adventure games, and BloodRayne 2, the next installment in its popular action/horror series, in the second half of 2004.

For further information about Majesco Sales, Inc., the sole operations of ConnectivCorp., please visit the Majesco website at www.majescogames.com.

About Majesco

Established in 1986 and headquartered in Edison, NJ, with offices in the United Kingdom, Majesco is a leading international developer, publisher and distributor of interactive entertainment products for the Xbox(R) video game system from Microsoft, Sony PlayStation(R)2 computer entertainment system, and Nintendo GameCube(TM) and Game Boy(R) Advance systems, as well as the personal computer.

Safe Harbor

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," " will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to, the demand for our products; competitive factors in the businesses in which we compete; adverse changes in the securities markets and the availability of and costs associated with sources of liquidity; changes in national, regional or local business conditions or economic environments; government fiscal and monetary policies; and legislative or regulatory changes that affect our business The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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